EXHIBIT (D)(36)
Philadelphia International Advisors LP
December 30, 2010
Mary Ann B. Wirts
President
The Glenmede Fund, Inc.
c/o Glenmede Investment Management LP
One Liberty Place
1650 Market Street, Suite 1200
Philadelphia, PA 19103-7391
Re:	The Glenmede Fund, Inc: Philadelphia International Small Cap Fund
Dear Mrs. Wirts:
     Pursuant to Investment Advisory Agreement between the Fund on behalf of the Philadelphia International Small Cap Fund (the “Portfolio”) and Philadelphia International Advisors LP (the “Adviser”) dated December 30, 2010, the Adviser is entitled to investment advisory fees of .60% of the Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance]of the Portfolio, the Adviser shall, until future notice, but in no event terminating before October 31, 2011, waive all or a portion of its investment advisory fee and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which the Portfolio’s total annual operating expenses for both Class I and Class IV (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceed a total annual operating expense ratio (excluding brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of: 1.33% of the average daily net assets attributable to the Portfolio’s Class I shares; and 1.10% of the Portfolio’s average daily net assets attributable to the Portfolio’s Class IV shares.

     The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Philadelphia International Advisors LP

By:	Philadelphia International Partners LP

By:	Andrew B. Williams Company LLC, its
General Partner

By:	/s/ Andrew B. Williams

Andrew B. Williams
its Managing Member

Your signature below acknowledges acceptance of this Agreement:
By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President The Glenmede Fund, Inc.